Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-139706 on Form S-3 of Cogdell Spencer Inc. of our report dated April 4, 2008 relating to the consolidated balance sheets of MEA Holdings, Inc. as of December 31, 2007 and 2006, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007, appearing on Form 8-K/A of Cogdell Spencer Inc., and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
September 17, 2008